Exhibit 99

500 West Main Street

P.O. Box 1438

Louisville, KY 40202

http://www.humana.com

news release

For More Information Contact:

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail: Tnoland@humana.com

Marissa T. Peterson elected to Humana’s Board of Directors

LOUISVILLE, KY – August 28, 2008 – Humana Inc. (NYSE: HUM) announced today that Marissa T. Peterson has been elected as a member of the board of directors.

Ms. Peterson, 46, was formerly executive vice president of worldwide operations, executive vice president of services and chief customer advocate for Sun Microsystems Inc. in Santa Clara, California. She retired in 2005 after 17 years with the company. Ms. Peterson currently serves on the board of directors for SUPERVALU INC., Ansell Limited, and the Lucile Packard Children’s Hospital at Stanford and previously served on the board of trustees of Kettering University.

During her tenure at Sun Microsystems, Ms. Peterson developed and oversaw programs designed to help companies reduce the time, cost and risk of transforming their businesses by leveraging technology to architect, implement and maintain customers’ network computing infrastructures. Additionally, she resolved critical customer satisfaction issues while helping to instill a “customer first” ethic throughout the company. Further, she guided supply chain, manufacturing and logistics programs and established an industry leadership position for high quality and cost-effective product execution to a global customer base.

“Marissa’s unique blend of operating and customer-focused leadership allows her to bring valuable insights to Humana’s board of directors,” said David A. Jones, Jr., Chairman of the Board. “She will be a dynamic addition to our group.”

Prior to joining Sun Microsystems, Ms. Peterson worked as a management consultant at Booz, Allen and Hamilton and in various marketing, financial and engineering positions with Saturn Corporation and various General Motors divisions.

Ms. Peterson’s election brings the number of Humana directors to nine.

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About Humana Inc.

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 11.5 million medical members. Humana is a full-service benefits solutions company, offering a wide array of health and supplemental benefit plans for employer groups, government programs and individuals.

Over its 47-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders;

•	Securities and Exchange Commission filings;

•	Most recent investor conference presentations;

•	Quarterly earnings news releases;

•	Replays of most recent earnings release conference calls;

•	Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);

•	Corporate Governance information.

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